PROMISSORY NOTE

$167,765.00 U.S. Dollars                                                                                             June 29, 2010

FOR VALUE RECEIVED, the undersigned, Dourave Mineracao e Exploracao Mineral Ltda., which is organized and existing under the laws of Brazil (“Borrower”), promises to pay to the order of Bullion Monarch Mining, Inc., a Utah corporation ( the “Lender”), the sum of One Hundred Sixty-Seven Thousand Seven Hundred Sixty-Five Dollars U.S. Dollars ($167,765.00 U.S. Dollars) (the “Principal Sum”), together with interest which shall accrue and other amounts which may become due in accordance with the following provisions of this Promissory Note (the “Note”):

1.

Installments; Interest Rate.  The principal amount under this Note shall be given to Borrower in two installments.  The first installment of Eighty Thousand Dollars (USD) ($80,000) shall be given to the Borrower when this Note is executed.  The remainder of the principal amount shall be given to the Borrower on, or reasonably near, August 16, 2010.

 Interest shall be earned and shall accrue monthly from the date set forth above until this Note is paid in full calculated using the interest rate described in the paragraph immediately below (the “Interest Rate”).  The Interest Rate shall be five percent (5.00%), compounded monthly.

2.

Payments; Use of Funds.  Full payment of principal and interest under this Note shall be due and payable no later than one hundred eighty (180) days from the date this Note is executed by Borrower.  Borrower agrees that it shall use the proceeds from this Note solely to secure additional legal rights with respect to those certain mining operations generally known as Bom Jesus and Bom Jardim in Brazil (the “Mine Properties”) or to engage in exploration activities directly associated with the Mine Properties.

3.

Prepayment.  Borrower shall have the right to prepay the Principal Sum and any accrued but unpaid interest, without Lender’s prior written consent, at any time, in full or in part.

4.

Default; Miscellaneous. Borrower shall be in default of its obligations under this Note upon the happening of any of the following events and Lender’s giving fifteen (15) days written notice of such event and an opportunity to cure during said period:  (i) Borrower shall fail to make any payment due under this Note; (ii) Borrower’s dissolution, termination of existence, appointment of a receiver of the business or any of its assets; (iii) the commencement of any proceedings under the bankruptcy or insolvency laws by or against Borrower; (iv) any representation or statement made by Borrower or any of its owners or officers in connection with this Note known to be false in any material respect when made or furnished; whereupon Lender may, at its option, declare the entire principal and accrued interest immediately due and payable.  Upon an event of default set forth above that remains uncured, all interest owing and accruing under this Note, commencing from the date of said default shall be calculated based on an interest rate of fifteen percent (15%), compounded monthly.

If this Note is collected by an attorney after default in the payment of principal or interest, or any other provision of this Note, either with or without suit, Borrower agrees to pay all costs and expenses of collection including a reasonable attorneys’ fee.

All of the makers, sureties, guarantors and endorsers hereof severally waive presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof, with or without substitution.

5.

Security Interest.  In consideration of this Note, Borrower hereby pledges, assigns, and grants to Lender a non-exclusive security interest in and to all of its rights Borrower may have in and to the Mine Properties, wither direct or indirect, together will all products and proceeds arising therefrom, (referred to hereinafter as the “Collateral”), up to the amount owing under this Note.  The grant of the security interest contemplated by this Section 5 shall not be exclusive, and Lender shall retain all rights to recover from Borrower and from Borrower’s assets.

6.

Tax Burden.  Dourave Mineracao e Exploracao Mineral Ltda assumes responsibility for payment of all Brazilian Taxes (IRRF and IOF) associated with this Promissory Note.

Borrower shall execute and/or deliver to Lender such additional documents and instruments as may be necessary to further effect and perfect Lender’s security interest in the Collateral.  Borrower authorizes Lender to file a financing statement describing the Collateral.

THIS NOTE is made as of the date first written above.

BORROWER:

Dourave Mineracao e Exploracao Mineral Ltda.,

By:/s/Ruari McKnight

Its: Director

LENDER:

Bullion Monarch Mining, Inc.

By:/s/R. Don Morris

Its: President